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CONTACT:

Norris Battin
The Cooper Companies, Inc.
E-mail: nbattin@usa.net

FOR IMMEDIATE RELEASE

                 COOPER EXPECTS FIRST QUARTER REVENUE SHORTFALL

IRVINE, Calif. January 27, 1999 - The Cooper Companies, Inc., (NYSE/PCX:COO) today announced it expects that revenue in its 1999 fiscal first quarter ending January 31 will fall short of analysts' estimates due primarily to lower than anticipated sales of its CooperVision contact lens business unit. CooperVision's first quarter revenue is expected to be about $28 million. Although the Company's current estimates indicate that Toric planned replacement lenses will grow by over 40% and total CooperVision revenue 22% over the prior year's first quarter, overall revenue will not achieve the consensus estimate. The revenue shortfall will result in earnings per share from continuing operations of approximately twenty-seven to thirty cents before taxes and an after tax range of about sixteen to eighteen cents. Both of these ranges would be below consensus estimates.

A. Thomas Bender, president and CEO of Cooper said, "Revenue will fall below expectations because we cannot yet offer a full range of lens parameters for our Frequency'r'55 and Frequency'r'55 Toric products. In this situation, our sales force cannot fully leverage our promotional efforts for these product lines. The Company expects to resolve these production delays by the end of the second quarter, leading to improved results throughout the year."

Cooper expects to release its first quarter earnings on February 23, 1999.

Forward-Looking Statements

Statements in this release not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may," "will," "expect," "anticipate," "continue" or similar terms and reflect Cooper's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of Cooper's manufacturing facilities, new competitors or technologies, significant disruptions caused by the failure of third parties to address the Year 2000 issue or by unforeseen delays in completing Cooper's Year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure including the potential impact of the Euro, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, changes in



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reimbursement rates and payor mix, significant environmental clean-up costs above those already accrued, litigation costs, costs of divestitures, significant delay or failure to complete the sale of Hospital Group of America, and items listed in the Company's SEC reports, including the section entitled "Business" in its Annual Report on Form 10-K for the year ended October 31, 1997.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. Corporate offices are in Irvine and Pleasanton, Calif. CooperVision, Inc. markets a broad range of contact lenses for the vision care market. It is headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Hampshire, England. CooperSurgical, headquartered in Shelton, Conn., markets diagnostic products and surgical instruments and accessories for the women's healthcare market.

NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent releases and financial data. The Cooper Company's Internet address is www.coopercos.com




                            STATEMENT OF DIFFERENCES

   The registered trademark symbol shall be expressed as....................'r'

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